                                                                      EXHIBIT 12

                             JORDAN INDUSTRIES, INC.
             COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                     Year Ended December 31,
                                               ----------------------------------
                                                 2006        2005         2004
                                               --------   ----------   ----------
                                                          (Restated)   (Restated)
Fixed Charges:
   Interest expense                            $ 16,005    $ 18,644     $ 30,008
   Rental expenses included in fixed charges
                                                  5,023       1,823        1,704
                                               --------    --------     --------
      Total Fixed Charges                        21,028      20,467       31,712
Earnings:
   Pre-tax loss                                 (10,473)    (10,917)     (11,378)
   Plus: fixed charges                           21,028      20,467       31,712
                                               --------    --------     --------
      Total Earnings                             10,555       9,550       20,334
                                               --------    --------     --------
Ratio of Earnings to Fixed Charges                 0.50        0.47         0.64
                                               ========    ========     ========
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